                              HALLIBURTON COMPANY

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(A)
                                  EXHIBIT 12.1

        (Restated for acquisition of Landmark Graphics Corporation)
                      (Millions of dollars, except ratios)

                          NINE MONTHS
                             ENDED          YEARS ENDED DECEMBER 31
                           30-SEP-96  ----------------------------------------
                          (UNAUDITED)  1995    1994    1993     1992     1991
                          ----------- ------  ------  -------  -------  ------
Earnings:
Income (loss) from
 continuing operations
 before provision for
 income taxes, minority
 interest, and cumulative
 effect of changes in
 accounting methods......   $236.5    $387.8  $297.8  $(132.4) $(145.3) $102.6
Add (deduct):
 Interest expense........     17.6      46.5    47.4     49.9     53.4    53.1
 Amortization of debt
  discount and issue
  costs..................      0.1       0.6     0.7      0.8      0.6     0.5
 One-third of long-term
  fixed rent.............     18.1      30.5    46.6     58.3     66.3    61.2
 Equity in income of
  joint venture
  operations.............    (66.1)    (88.4)  (93.0)   (76.3)   (40.5)  (43.3)
 Dividends received from
  joint venture
  operations.............      3.0       7.3    12.0      9.3     26.9     6.8
                            ------    ------  ------  -------  -------  ------
  Total earnings.........   $209.2    $384.3  $311.5  $ (90.4) $ (38.6) $180.9
                            ======    ======  ======  =======  =======  ======
Fixed charges:
 Interest expense........   $ 17.6    $ 46.5  $ 47.4  $  49.9  $  53.4  $ 53.1
 Amortization of debt
  discount and issue
  costs..................      0.1       0.6     0.7      0.8      0.6     0.5
 One-third of long-term
  fixed rent.............     18.1      30.5    46.6     58.3     66.3    61.2
                            ------    ------  ------  -------  -------  ------
  Total fixed charges....   $ 35.8    $ 77.6  $ 94.7  $ 109.0  $ 120.3  $114.8
                            ======    ======  ======  =======  =======  ======
Ratio of earnings to
 fixed charges...........      5.8       5.0     3.3    (b)      (b)       1.6
                            ======    ======  ======  =======  =======  ======

(a) Includes the effect of the acquisition of Landmark Graphics Corporation on October 4, 1996, which was accounted for as a pooling of interests. Historical restated financial statements have not been issued because Landmark Graphics Corporation is not a significant subsidiary within the meaning of such term as used in the rules and regulations under the Securities Act.

(b) Earnings were inadequate to cover fixed charges in 1993 and 1992 by $199.4 million and $158.9 million, respectively.